Exhibit 7

AMENDED JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of the Issuer and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Horizon Fuel Cell Technologies Pte. Ltd.

Dated: January 8, 2024	By:	/s/ Chi Zhang
	Name:	Chi Zhang
	Title:	Chief Executive Officer

Hymas Pte. Ltd.

Dated: January 8, 2024	By:	/s/ Theodore H. Swindells
	Name:	Theodore H. Swindells
	Title:	Director

Zhijun Gu

Dated: January 8, 2024	By:	/s/ Zhijun Gu